Exhibit 10.29

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Settlement and Release”) is made as of this 23 day of August 2013 (the “Effective Date”) by and between Louisville Gas and Electric Company/Kentucky Utilities Company (“LG&E/KU”) and Armstrong Coal Company, Inc. (“Armstrong”).

RECITALS

WHEREAS, Armstrong Coal Company, Inc. and Louisville Gas and Electric/Kentucky Utilities Company entered into certain Coal Supply Agreements effective January 1, 2008 (LG&E/KU Contract # J07032); entered into December 22, 2009 (LG&E/KU Contract #J10009) and effective January 1, 2011 (LG&E/KU Contract # K11002) (collectively, the “Armstrong CSAs”);

WHEREAS, under Section 8.5 of the Armstrong CSAs, Armstrong may be entitled to certain price or other adjustments if there is a change in governmental impositions after January 1, 2008 for Contract # J07032, December 22, 2009 for Contract # J10009 and March 30, 2010 for Contract # K11002 which increases Armstrong’s cost to provide coal under the Armstrong CSAs;

WHEREAS, on November 8, 2011, the U.S. Department of Labor’s Mine Safety and Health Administration (MSHA) issued an order requiring the construction of a safety bench for the full length of the pit at the Equality Surface Mine increasing Armstrong’s cost to provide coal under the Armstrong CSAs (the “November 2011 Order”);

WHEREAS, in accordance with the provisions of Section 8.5 of the Armstrong CSAs, Armstrong submitted certain claims to LG&E/KU in order to present Armstrong’s view of LG&E/KU’s portion of Armstrong’s cost of complying with the November 2011 Order related to coal provided under the Armstrong CSAs (the “Claims”). For the avoidance of doubt, the Claims include any and all amounts or benefits due Armstrong or any claims Armstrong had, may have had or may ever have under Section 8.5 of the Armstrong CSAs with respect to the November 2011 Order. In no way does this Settlement and Release relieve either party from its duties as written in Section 8.5 of the Armstrong CSAs, other than such duties directly relating to the November 2011 Order;

WHEREAS, LG&E/KU has now had the opportunity to more fully review and evaluate the Claims, and LG&E/KU and Armstrong now desire to fully and finally settle the Claims;

Therefore, in consideration of the benefits to each party to be derived herefrom, and subject to the terms, conditions, covenants and promises set forth in this Settlement and Release, the parties agree as follows:

SECTION I – SETTLEMENT TERMS

1.1 – Payment. LG&E/KU shall pay to Armstrong the sums of $1,652,594 under Contract # J07032, $880,874 under Contract # J10009 and Zero under Contract # K11002 for the Claims related to coal provided from the Equality Surface Mine respectively under the Armstrong CSAs from November 8, 2011 through June 30, 2013, to be paid within fifteen (15) days of the Effective Date.

1.2 – Adjustments going forward. For the Claims related to coal provided under the Armstrong CSAs on or after July 1, 2013, Armstrong and LG&E/KU agree that Armstrong under the Armstrong CSAs shall bill LG&E/KU on a calendar quarter the additional amount of $0.87 per ton for tons shipped from the Equality Surface Mine during the calendar quarter on Armstrong CSAs and provide documentation for such claims. Such additional amount shall apply only to coal shipped from the Equality Surface Mine under the Armstrong CSAs and shall not be applied to coal shipped from other sources or non-surface Equality Mine operations. The parties agree that this Section 1.2 shall constitute an amendment of the terms of the Armstrong CSAs for purposes of Section 21.9 of the Armstrong CSAs.

1.3 – Release. Armstrong agrees that this Settlement and Release, the payment by LG&E/KU of the amount set forth in Section 1.1 above and payments as provided for in Section 1.2 above, settle and are in complete accord and satisfaction of the Claims, and Armstrong and its respective successors, predecessors and assigns, and for all other persons or entities claiming by, through or under any of them, hereby fully, irrevocably and forever remise, release, acquit, waive and discharge LG&E/KU, its parents, subsidiaries and affiliates, and their respective members, shareholders, directors, officers, employees, agents, representatives, advisors, successors, predecessors and assigns, and each of them (collectively, the “Released Parties”), of and from any and all manner to these Claims. This Settlement and Release in no way discharges either party from any future claims, whether known or unknown, relating to Section 8.5 of the Armstrong CSAs. This Section 1.3 in no way releases the Released Parties from the obligation to make the payments in accordance with Section 1.1 above or to pay the increase to the Base Price as provided for in Section 1.2 above.

1.4 – This Settlement and Release is made as a compromise between the parties for the convenience of the parties, without any admission by the parties as to the merit or lack thereof of the Claims.

SECTION II – GENERAL TERMS

2.1 – Capacity. Each party represents and warrants it has the full power, capacity, and authority to enter into this Settlement and Release, and that no portion of any claim referred to herein has been assigned or transferred to any person not a party to this Settlement and Release.

2.2 – Entire Agreement. This Settlement and Release, including the recitals hereto, constitutes the entire agreement by the parties hereto and with respect to the Claims, and supersedes all prior or contemporaneous discussions, communications, or agreements, express or implied, written or oral, by or between the parties.

2.3 – No Amendment Without a Writing. The parties agree that no amendment or modification of this Settlement and Release shall be binding or valid upon a party unless made in writing and signed by the party or a duly authorized representative of the party.

2.4 – Execution and Counterparts. This Settlement and Release may be executed in counterparts, all of which, upon execution and delivery of identical counterparts by all parties, comprise a single Settlement and Release. Counterpart signatures may be exchanged by facsimile or as a “PDF” attachment to electronic mail and shall be deemed delivered when received by the party.

The parties have executed the Settlement and Release, intending to be bound as of the date or dates set forth underneath their signature below, and effective as of the date first written above.

ARMSTRONG COAL COMPANY, INC.

/s/ Martin D. Wilson
BY:	Martin D. Wilson
Its:	President
Date:	8/27/13

LOUISVILLE GAS AND ELECTRIC COMPANY

/s/ Esther Thompson-Long for Caryl Pfeiffer
BY:	Esther Thompson-Long
Its:	Director, Corp. Fuels & By-Products
Date:	8/23/13

KENTUCKY UTILITIES COMPANY

/s/ Esther Thompson-Long for Caryl Pfeiffer
BY:	Esther Thompson-Long
Its:	Director, Corp. Fuels & By-Products
Date:	8/23/13